Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.
Contacts:
Media - Jim Sluzewski
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED REPORTS FIRST QUARTER EARNINGS OF 11 CENTS
PER DILUTED SHARE FROM CONTINUING OPERATIONS,
UP FROM A LOSS OF 13 CENTS PER DILUTED SHARE LAST YEAR

Diluted EPS is 16 cents, excluding merger integration costs

CINCINNATI, Ohio, May 16, 2007 - Federated Department Stores, Inc. today reported diluted earnings per share from continuing operations of 11 cents for the first quarter of 2007, ended May 5, 2007. This compares with a loss of 13 cents per diluted share from continuing operations for the same 13-week period last year.

Excluding May Company merger integration costs of $36 million ($22 million after tax or 5 cents per diluted share), first quarter diluted earnings per share from continuing operations was 16 cents. This compares with diluted earnings per share from continuing operations of 1 cent for the first quarter of 2006, excluding merger integration costs and related inventory valuation adjustments of $129 million ($81 million after tax or 14 cents per diluted share). The first quarter 2007 earnings per diluted share is within the company's guidance for 15 to 20 cents excluding merger integration costs.

"Sales in the quarter were soft, particularly in April. For the quarter as a whole, we were pleased with sales in the legacy Macy's and Bloomingdale's stores," said Terry J. Lundgren, Federated's chairman, president and chief executive officer. "However, sales in the new Macy's locations were disappointing in the quarter. In spite of weak sales, we achieved strong gross margin results and reduction in expense as a percent to sales. We are on track to deliver at least $450 million in annual expense savings as a result of the May Company acquisition. While April has given us some concern about the consumer and the economic environment, we remain optimistic that our trends will improve particularly in the back half of the year as we reach the first anniversary of the Macy's brand conversion."

Sales

Sales in the first quarter totaled $5.921 billion, a decrease of 0.2 percent compared to sales of $5.930 billion in the same period last year. This is below the company's guidance for first quarter sales to be in the range of $6 billion to $6.1 billion. On a same-store basis, Federated's first quarter sales were up 0.6 percent.

In the first quarter of 2007, the company opened six new stores - Macy's in Bolingbrook, IL; Boston and Hyannis, MA; Collierville, TN; and Austin, TX, as well as a Bloomingdale's in Costa Mesa, CA. A Macy's store in Salt Lake City, UT, was closed.

Operating Income

Federated's operating income totaled $208 million or 3.5 percent of sales for the quarter ended May 5, 2007, compared with operating income of $20 million or 0.3 percent of sales for the same period last year. Federated's first quarter 2007 operating income includes $36 million in May Company integration costs, compared with $129 million in integration costs and related inventory valuation adjustments in the first quarter of 2006. Excluding these items, operating income was $244 million or 4.1 percent of sales in the first quarter of 2007, and $149 million or 2.5 percent of sales in the first quarter of 2006.

The recurring gross margin rate for the first quarter of 2007 was 39.8 percent, compared with 38.8 percent in the same quarter a year earlier.

First quarter 2007 selling, general and administrative expenses as a percent of sales improved by 0.6 of a percentage point compared with last year.

Cash Flow

Net cash used by continuing operating activities was $370 million in the first quarter of 2007, compared with $114 million in the first quarter last year. The difference reflects the fact that the company no longer owns proprietary credit receivables. In addition, inventory levels in the first quarter of 2006 were impacted by the liquidation of merchandise in the former May Company stores.

Net cash used by continuing investing activities in the first quarter of 2007 was $31 million, compared with $84 million a year ago. Net cash used by continuing financing activities was $309 million in the first quarter of 2007, compared with $178 million in cash provided by continuing financing activities in the first quarter last year. The company issued $1.6 billion in long-term debt in the first quarter.

The company repurchased 45 million outstanding shares of common stock on Feb. 27, 2007 for an initial payment of approximately $2 billion through accelerated share repurchase agreements. Credit Suisse has completed the variable term accelerated share repurchase agreement, involving 22.5 million shares. The second part of the program, representing 22.5 million shares, is ongoing. At the end of the quarter, the company had remaining authorization to repurchase up to approximately $2.2 billion of its common stock.

Looking Ahead

Federated reiterated its full-year 2007 earnings guidance of $2.45 to $2.60 per diluted share from continuing operations, excluding merger integration costs.

Federated's guidance is for total sales of $6.0 billion to $6.1 billion in the second quarter, compared with previous guidance of $6.1 billion to $6.2 billion. On a same-store basis, the company expects second quarter sales to be flat to up 2 percent, versus prior guidance of up 1.5 percent to 2.5 percent. Earnings per diluted share, excluding merger integration costs, are now expected to be in the range of 35 to 45 cents, compared with previous guidance of 40 to 45 cents, in the second quarter. The revised second quarter guidance reflects management's concern about uncertainty in the economic environment.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Contingent on shareholder approval, Federated's name will change to Macy's, Inc. and trade on the New York Stock Exchange under ticker symbol "M", effective June 1, 2007.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A webcast of Federated's first quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, May 16. Pre-registration is requested. Those unable to access the webcast at www.fds.com may call 1-800-946-0719, passcode 2749916, to listen to the audio in real time. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.
 Consolidated Statements of Operations (Unaudited) (Note 1)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended
	May 5, 2007		April 29, 2006
	$	% to Net sales	$	% to Net sales

Net sales	$ 5,921		$ 5,930

Cost of sales - recurring (Note 2)	3,564	60.2%	3,627	61.2%

Gross margin - recurring	2,357	39.8%	2,303	38.8%

Inventory valuation adjustments - May integration (Note 3)	-	- %	(6)	(0.1%)

Gross margin	2,357	39.8%	2,297	38.7%

Selling, general and administrative expenses	(2,113)	(35.7%)	(2,154)	(36.3%)

May integration costs (Note 4)	(36)	(0.6%)	(123)	(2.1%)

Operating income	208	3.5%	20	0.3%

Interest expense - net	(125)		(138)

Income (loss) from continuing operations before income taxes	83		(118)

Federal, state and local income tax benefit (expense)	(31)		44

Income (loss) from continuing operations	52		(74)

Discontinued operations, net of income taxes (Note 5)	(16)		22

Net income (loss)	$ 36		$ (52)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$ .11		$ (.13)
Income (loss) from discontinued operations	(.03)		.04
Net income (loss)	$ .08		$ (.09)

Diluted earnings (loss) per share (Note 6):
Income (loss) from continuing operations	$ .11		$ (.13)
Income (loss) from discontinued operations	(.03)		.04
Net income (loss)	$ .08		$ (.09)

Average common shares:
Basic	468.2		550.2
Diluted	476.4		558.0

Common shares outstanding	459.2		552.7

Depreciation and amortization expense	$ 329		$ 316

FEDERATED DEPARTMENT STORES, INC.
Consolidated Statements of Operations (Unaudited) (Note 1)

Notes:

(1)   Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended May 5, 2007 and April 29, 2006 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005, including the Lord & Taylor division and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. The sale of the Lord & Taylor division was completed in October 2006, the sale of David's Bridal and Priscilla of Boston was completed in January 2007 and the sale of After Hours Formalwear was completed in April 2007. Share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed on June 9, 2006.

(2)   Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended May 5, 2007 or April 29, 2006.

(3)   Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

(4)   Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, including additional costs related to closed locations, final system conversion costs and costs related to other operational consolidations.

(5)   Represents the results of operations of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. For the 13 weeks ended May 5, 2007, discontinued operations includes the loss on disposal of After Hours Formalwear of $7 million on a pre-tax and after-tax basis, or $.01 per diluted share.

(6)   For the 13 weeks ended May 5, 2007 and April 29, 2006, May integration costs and related inventory valuation adjustments (see Notes 3 and 4) amounted to $.05 and $.14 per diluted share, respectively.

FEDERATED DEPARTMENT STORES, INC.
Consolidated Balance Sheets (Unaudited)
(millions)

	May 5,	February 3,	April 29,
	2007	2007	2006
ASSETS:
Current Assets:
Cash and cash equivalents	$ 500	$ 1,211	$ 241
Accounts receivable	504	517	2,300
Merchandise inventories	5,499	5,317	5,432
Supplies and prepaid expenses	281	251	267
Income tax receivable	-	-	217
Assets of discontinued operations	-	126	2,045
Total Current Assets	6,784	7,422	10,502

Property and Equipment - net	11,229	11,473	11,310
Goodwill	9,199	9,204	9,368
Other Intangible Assets - net	878	883	1,059
Other Assets	541	568	888

Total Assets	$28,631	$29,550	$33,127

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 648	$ 650	$ 1,346
Accounts payable and accrued liabilities	4,694	4,944	5,154
Income taxes	39	665	200
Deferred income taxes	120	52	225
Liabilities of discontinued operations	-	48	624
Total Current Liabilities	5,501	6,359	7,549

Long-Term Debt	9,425	7,847	8,837
Deferred Income Taxes	1,564	1,728	1,679
Other Liabilities	1,692	1,362	1,550
Shareholders' Equity	10,449	12,254	13,512

Total Liabilities and Shareholders' Equity	$28,631	$29,550	$33,127

FEDERATED DEPARTMENT STORES, INC.
 Consolidated Statements of Cash Flows (Unaudited)
(millions)
	13 Weeks Ended May 5, 2007	13 Weeks Ended April 29, 2006
Cash flows from continuing operating activities:
Net income (loss)	$ 36	$ (52)
Adjustments to reconcile net income (loss) to net cash used by continuing operating activities:
(Income) loss from discontinued operations	16	(22)
Stock-based compensation expense	28	26
May integration costs	36	129
Depreciation and amortization	329	316
Amortization of financing costs and premium on acquired debt	(9)	(12)
Changes in assets and liabilities:
Decrease in proprietary and other accounts receivable not separately identified	12	222
(Increase) decrease in merchandise inventories	(182)	27
Increase in supplies and prepaid expenses	(30)	(65)
Decrease in other assets not separately identified	9	8
Decrease in accounts payable and accrued liabilities not separately identified	(220)	(312)
Decrease in current income taxes	(342)	(471)
Increase (decrease) in deferred income taxes	(77)	50
Increase in other liabilities not separately identified	24	42
Net cash used by continuing operating activities	(370)	(114)

Cash flows from continuing investing activities:
Purchase of property and equipment	(125)	(86)
Capitalized software	(25)	(17)
Proceeds from the disposition of After Hours Formalwear	66	-
Proceeds from hurricane insurance claim	1	-
Disposition of property and equipment	52	19
Net cash used by continuing investing activities	(31)	(84)

FEDERATED DEPARTMENT STORES, INC.
 Consolidated Statements of Cash Flows (Unaudited)
(millions)
	13 Weeks Ended May 5, 2007	13 Weeks Ended April 29, 2006
Cash flows from continuing financing activities:
Debt issued	1,600	124
Financing costs	(15)	-
Debt repaid	(8)	(110)
Dividends paid	(58)	(69)
Increase (decrease) in outstanding checks	(63)	71
Acquisition of treasury stock	(1,991)	-
Issuance of common stock	226	162
Net cash provided (used) by continuing financing activities	(309)	178

Net cash used by continuing operations	(710)	(20)

Net cash provided by discontinued operating activities	7	34
Net cash used by discontinued investing activities	(7)	(33)
Net cash provided (used) by discontinued financing activities	(1)	12
Net cash provided (used) by discontinued operations	(1)	13

Net decrease in cash and cash equivalents	(711)	(7)
Cash and cash equivalents at beginning of period	1,211	248

Cash and cash equivalents at end of period	$ 500	$ 241